Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kestrel Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	1,411,6003)	$31.20	$44,041,920	0.00015310	$6,742.82
Total Offering Amounts					$44,041,920	-	$6,742.82
Total Fee Offsets							-
Net Fee Due							$6,742.82

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also registers any additional securities that may be offered, issued or issuable by reason of any share split, share dividend, recapitalization or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of Kestrel Group Ltd’s common shares, $0.01 par value per share, as reported on the Nasdaq on May 28, 2025.

(3)	Represents common shares available for issuance under the Kestrel Group Ltd 2025 Equity Incentive Plan.